Exhibit 99.2

KCG Holdings, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310 1 201 222 9400 tel 1 800 544 7508 toll free www.kcg.com

KCG ANNOUNCES ADDITIONAL $85 MILLION REPAYMENT

OF FIRST LIEN CREDIT FACILITY

JERSEY CITY, N.J. – March 19, 2014 – KCG Holdings, Inc. (NYSE: KCG) today announced the completion of an $85 million principal repayment of the first lien term loan under the Company’s first lien senior secured credit facility.

KCG has completed a total of $485 million in principal repayments on the $535 million loan entered into on July 1, 2013, leaving a remaining outstanding balance of $50 million. Principal prepayments in excess of the $235 million amortization payment due July 1, 2014 will be applied to reduce the remaining scheduled amortization payments of $7.5 million each quarter beginning September 30, 2014 on a pro rata basis.

The $85 million was sourced from dividends received from KCG’s strategic investments in BATS and Direct Edge as well as internally generated excess liquidity. As a result of an aggregate $185 million in principal repayments during the first quarter of 2014, KCG will record a writeoff of $7.6 million in capitalized debt costs for the reporting period assuming no further repayments in March.

About KCG

KCG is a leading independent securities firm offering investors a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with exceptional client service across market making, agency execution and venues. KCG has multiple access points to trade global equities, fixed income, currencies and commodities via voice or automated execution. www.kcg.com

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about KCG’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Any forward-looking statement contained herein speaks only as of the date on which it is made. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the strategic business combination (the “Mergers”) of Knight Capital Group, Inc. (“Knight”) and GETCO Holding Company, LLC (“GETCO”), including, among other things, (a) difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits, (b) the inability to sustain revenue and earnings growth, and (c) customer and client reactions to the Mergers; (ii) the August 1, 2012 technology issue that resulted in Knight’s broker-dealer subsidiary sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s capital structure and business as well as actions taken in response thereto and consequences thereof; (iii) the costs and risks associated with the sale of Knight’s institutional fixed income sales and trading business, the sale of KCG’s reverse mortgage origination and securitization business and the departure of the managers of KCG’s listed derivatives group; (iv) changes in market structure, legislative, regulatory or financial reporting rules; (v) past or future changes to organizational structure and management; (vi) KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vii) KCG’s ability to keep up with technological changes; (viii) KCG’s ability to effectively identify and manage market risk, operational and technology risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk; (ix) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; and (x) the effects of increased competition and KCG’s ability to maintain and expand market share. The list above is not exhaustive. Readers should carefully review the risks and uncertainties disclosed in KCG’s reports with the SEC, including, without limitation, those detailed under “Risk Factors” in KCG’s Annual Report on Form 10-K for the year-ended December 31, 2013, and other reports or documents KCG files with, or furnishes to, the SEC from time to time.

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com